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                            STOCK PURCHASE AGREEMENT



       THIS STOCK PURCHASE AGREEMENT dated on February 3, 1998, by and among CROWN GROUP, INC., a Texas corporation (the "Purchaser"), PRECISION IBC, INCORPORATED, an Alabama corporation (the "Company"), and VAN P. FINGER, a resident of Baldwin County, Alabama, being the sole shareholder (the "Shareholder"), of the Company.

                              W I T N E S S E T H:

       WHEREAS, the Shareholder is the owner of one hundred (100%) percent of the issued and outstanding shares of capital stock of the Company, such shares being of the class and par value hereinafter set forth, and the Shareholder desires to sell eighty (80%) percent of such shares to the Purchaser (all of such shares of capital stock to be sold hereunder herein collectively referred to as the "Shares"), and the Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein; and

       WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

       NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

       1. Sale and Purchase of the Shares. The Shareholder agrees, subject to the conditions to the Shareholder's obligations herein set forth, to sell, assign and convey to the Purchaser on the Closing Date (as hereinafter defined), free and clear of all security interests, pledges, liens, charges and encumbrances, the Shares, and to transfer and deliver to the Purchaser the certificates evidencing such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. The
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Purchaser agrees, subject to the conditions to its obligations herein set forth, to purchase and accept the Shares for the consideration set forth in
Section 2(a) hereof.

       2.     Purchase  and Payment; Payment of Shareholder Loans.

              (a) Purchase Price. The total purchase price (the "Purchase Price") for the Shares shall be TWO MILLION THREE HUNDRED EIGHTY-TWO THOUSAND THREE HUNDRED EIGHTY-NINE ($2,382,389) DOLLARS, payable at Closing (as hereinafter defined) by certified or cashier's checks or wire transfer funds.

              (b) Shareholder Loans. The loans from the Shareholder to the Company in the aggregate principal amount of $292,894.31 shall be paid in full by the Company at Closing.

              (c) Further Assurances. The Shareholder hereby agrees to execute and deliver from time to time at the request of the Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Shares to the Purchaser.

       3. Representations and Warranties of the Shareholder and the Company. The Shareholder and the Company represent and warrant to and agree with the Purchaser that:

              (a) Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company has full corporate power and authority to conduct its business as it is now being conducted and is not qualified to do business as a foreign corporation in any other jurisdiction. The Shareholder has delivered to the Purchaser complete and correct copies of the Articles of Incorporation (duly





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       certified by the Secretary of State of the State of Alabama) and By-Laws
       (certified by the Secretary of the Company) of the Company as in effect on the date hereof.

              (b) Subsidiaries. The Company has no subsidiaries. Further, the Company does not (i) own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) own, directly or indirectly, any participating interest in any partnership, joint venture or other business enterprise.

              (c) Capital Stock. The authorized capital stock of the Company consists of 2,000 shares of common stock, $1.00 par value, of which, on the date hereof, 1,000 shares are validly issued and outstanding, fully paid and nonassessable and one hundred (100%) percent of which are owned by the Shareholder. The Company does not have any treasury shares, outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock. Between the date hereof and the Closing Date, the Shareholder will not, and will not permit the Company to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale, repurchase or encumbrance of any shares of capital stock.

              (d) Financial Statements. The Shareholder has delivered to the Purchaser (i) the compiled balance sheet of the Company at its December 31, 1995 and its December 31, 1996 fiscal year ends and the related compiled statement of earnings for the Company, as certified by the President of the Company; and (ii) the compiled balance sheet of the Company at December 31, 1997 and the related compiled statement of earnings of the Company for the twelve month period then ended, as





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       certified by the President of the Company (hereinafter referred to as the "Company's Financial Statements"). All of the Company's Financial Statements (x) are in accordance with the books of account and records of the Company and fairly present the financial position and results of operations of the Company as of the date and for the periods indicated,
       (y) contain and reflect adequate reserves for all known material liabilities and (z) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods ("GAAP"). Except to the extent reflected or reserved against in the Company's Financial Statements, or any Schedule provided for in this Section 3, the Company is not obligated for, nor are any of its assets or properties subject to, any liabilities (whether accrued, absolute, contingent or otherwise) or adverse obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet, other than liabilities and obligations arising in the ordinary course of business since the date of the Company's Financial Statements, none of which are material and adverse. The Company's Financial Statements correctly reflect the liabilities of the Company at December 31, 1997.

              (e) Absence of Certain Changes or Events. Except as set forth in any Schedule delivered to the Purchaser pursuant to this Section 3 or except as contemplated by this Agreement, since December 31, 1997, the Company has not:





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                     (i) issued, delivered or agreed to issue or deliver any
              stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

                     (ii) borrowed or agreed to borrow any funds or incurred,
              or become subject to, any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts;

                     (iii) paid any obligation or liability (absolute or
              contingent) except in the ordinary course of business in customary amounts;

                     (iv) paid any obligation or liability (absolute or
              contingent) other than current liabilities reflected in or shown on the Company's Financial Statements (or the notes thereto) and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (ii) of this Section (e);

                     (v) except as otherwise permitted herein, declared or
              made, or agreed to declare or make, any payment of dividends or distribution of any assets of any kind whatsoever to the Shareholder, or purchased or redeemed any shares of its capital stock;

                     (vi) except as otherwise permitted herein, sold or
              transferred, or agreed to sell or transfer, any of its assets, properties or rights (except sales in the ordinary course of business) or cancelled or agreed to cancel, any debts or claims;





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                     (vii) entered or agreed to enter into any agreement or
              arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Company (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Company with or into another corporation;

                     (viii) to the best of the Shareholder's knowledge,
              suffered any material losses or waived any rights of material value;

                     (ix) to the best of the Shareholder's knowledge, except in the ordinary course of business, made or permitted any amendment or termination of any contract, agreement or license to which it is a party;

                     (x) made any accrual or arrangement for the payment of
              bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                     (xi) increased the rate of compensation payable or to
              become payable by it to any of its officers or key employees compensated at a rate in excess of $20,000 per annum; or made any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;





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                     (xii) committed to purchase inventories, parts, supplies
              or other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of the Company;

                     (xiii) experienced any significant labor trouble; or

                     (xiv) to the best of the Shareholder's knowledge, suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of the Company.

       Between the date hereof and the Closing Date, the Company shall not do any of the things listed in Clauses (i) through (xii) of this Section (e) without the prior written consent of the Purchaser, except as otherwise permitted by this Agreement.

              (f)    Tax Matters.

                     (i) Except as provided in Section 3(f)(ii) hereof, (A) all
              United States, state, county and local and other taxes, including without limitation, income taxes, payroll taxes, corporate franchise taxes, sales, excise and use taxes and ad valorem taxes, due and payable by the Company for the periods ended prior to the date hereof, have been paid or accrued and there is no further liability (whether or not disclosed on its returns) for any taxes relating to such periods, and no interest or penalties have accrued or are accruing with respect thereto; (B) the Company has timely filed in correct form all tax returns and





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              reports required to be filed by it on or before the date of this
              Agreement with all such taxing authorities; and (C) the liability for Federal, state and local taxes reflected on the Company's Financial Statements, if any, represents at the date thereof, reasonable and adequate provision for the payment of all accrued and unpaid Federal, state and local taxes of the Company. No assessments of deficiencies have been made against the Company, and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. No examinations by the Internal Revenue Service of the Federal income tax returns of the Company for any taxable year are presently pending. The Shareholder has delivered to the Purchaser true and complete copies of all of the Company's Federal and state Income Tax Returns and payroll tax returns of the Company for each of its fiscal years from 1993 through 1996. The Company is, and has been since its incorporation, on "S" corporation for Federal income tax purposes.

                     (ii) The Company has not (A) qualified to do business (B)
              filed tax returns of any kind or (C) paid any state taxes in any state other than Alabama and, therefore, the Shareholder and the Company make no representation or warranty that the Company (D) has filed all required tax returns in any state except Alabama or
              (E) paid all state taxes payable by the Company with respect to the conduct of its operations in any state other than Alabama. Notwithstanding the foregoing, if any such taxes are assessed to the Company after the





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              Closing Date, which taxes relate to periods prior to the Closing
              Date, the Shareholder shall reimburse the Company for all such taxes (and any interest and penalties due thereon) up to the maximum amount of $50,000 in the aggregate, promptly upon receipt of written notice that the Company has paid any such taxes, interest and penalties. The Shareholder shall have the right to contest in good faith the assessment of such taxes so long as the contest thereof does not materially adversely affect the Company's ability to do business in the jurisdiction in which the taxes are being contested.

              (g) Contracts and Container Leases. (i) Schedule 3(g)(i) hereto is a complete and accurate listing of all mortgages, liens, licenses, leases, sales representation agreements, purchase orders (with unexpired terms of more than thirty (30) days) and all other executory contracts, undertakings, commitments and agreements of the Company, except Container Leases (as hereinafter defined), to which or by which it is bound, whether written or oral, (x) entered into in the ordinary course of business involving the payment by or to the Company of more than $50,000 in the aggregate with respect to any such contract, undertaking, commitment or agreement, (y) entered into other than in the ordinary course of business, or (z) with any of Shareholders' Affiliates (the "Contracts"). For the purposes of this Agreement, the term "Shareholders" Affiliates" shall include all "affiliates" of the Shareholders as such terms are defined in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. (ii) Schedule 3(g)(ii) lists (A) all of the Company's bulk containers and related parts and





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       accessories (collectively, the "Containers") which are leased to third parties and (B) the respective names of such lessees (collectively, the "Container Leases"). The total number of Containers subject to Container Leases is, and will be at Closing, not less than 2,800.
       Except as set forth on Schedule 3(g)(i), each and all of the Contracts have been duly executed by, or assigned to, the Company, are currently in effect, are valid and binding upon the parties thereto and are enforceable in all material respects in accordance with their terms. Neither the Company nor the Shareholder is aware of any facts that would prevent the performance of any of the Contracts or the Container Leases. Neither the Company nor to the best of the Shareholder's knowledge, any other party is in default under any one or more of the Contracts or the Container Leases, nor has any claim of default been asserted by the Company or any such other party. The Company has committed no act and, to the best of the Shareholder's knowledge, there has been no omission which will result in the breach by it of any Container Lease.

              (h) Title to Properties and Related Matters. Schedule 3(h) hereto is a complete list of all personal property (including all Containers and major items of furnishings and equipment) owned by the Company. The assets reflected in Schedule 3(h) and in the Company's Financial Statements, were at the date thereof, and, except for assets consumed or disposed of in the ordinary course of business since the date thereof (or distributed to the Shareholder as permitted hereunder), are now owned by the Company by good title, free and clear from all security interests, mortgages, liens, claims, defects and encumbrances except liens, charges or encumbrances discussed or referred to in the Company's Financial Statements, the related notes or schedules





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       thereto or in Schedule 3(h) delivered to the Purchaser pursuant to this
       Section 3. Except as disclosed in Schedule 3(h), to the best of the Shareholder's knowledge, without any independent investigation, all such assets are in good operating condition and repair, subject to ordinary wear and tear. All of such assets have been properly maintained, with no extraordinary maintenance planned or anticipated, and are adequate and sufficient for the operation of the Company's business as historically operated by the Company. There are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Company's business.

              (i) Consents and Approvals. Except as set forth in Schedule 3(i) hereof, no notification, authorization, permit, consent or approval of, or notice to, or filing with, any governmental or regulatory authority or other third party is required to be obtained, given or made, or waiting period required to expire as a condition to the lawful execution and delivery of this Agreement, the consummation by the Shareholder and the Company of the transaction contemplated herein, or the fulfillment of the terms and compliance with the provisions hereof.

              (j) Receivables. All notes receivable, contracts receivable and accounts receivable are properly reflected on the Company's books and records, are valid, have arisen in the ordinary course of business, and, less the bad debt reserve contained in the most recent Financial Statements (December 31, 1997), are collectible and will be collected in accordance with their terms at their recorded amounts. None of such receivables have been the subject of any factoring by the Company.
       Schedule 3(j) sets





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       forth a complete and accurate list of all notes and accounts receivable as of December 31, 1997, which list includes the aging of such notes and accounts receivable.

              (k)    Litigation and Proceedings.  Except as described in
       Schedule 3(k), to the best of the Shareholder's knowledge, there are no actions, suits or proceedings pending or, threatened against or affecting the Company or the Shareholder, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance; and the Company is not in default with respect to any judgment, order, writ, injunction, decree, award, or, to the best of the Shareholder's knowledge and belief, in default with respect to any rule or regulation of an court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

              (l) Insurance Coverage. The Company maintains policies of casualty, liability, use and occupancy, and workmen's compensation and other forms of insurance, covering its properties and assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties, and valid policies for such insurance are now duly in force. There have been no claims made on any of the Company's currently existing or previously effective policies of insurance.

              (m)    Employee Relations.   Except as set forth in Schedule
       3(m), and except for the Company's "Group Health Plan" (within the meaning of Section 162(i)(3) of the Internal Revenue Code of 1986, as amended), the Company has no bonus,





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       incentive, compensation, disability pension, profit sharing, group insurance or employee welfare plans of any nature whatsoever.

                     (i) To the best of the Shareholder's knowledge, the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours of employees, and there is no labor strike, dispute, slowdown or representation campaign or work-stoppage pending or threatened with respect to employees of the Company.

                     (ii) There is not, pending or threatened, any unfair labor practice complaint against the Company pending before any relevant authority or union representation petition respecting the employees of the Company.

                     (iii) To the best of the Shareholder's knowledge, the "Group Health Plan" maintained by the Company has been administered in good faith compliance with the reasonable interpretation of the continuation coverage requirements contained in Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), if applicable.

              (n) Patents, Trademarks and Licenses. The Company has no patents or patent applications pending. To the best of the Shareholder's knowledge, the Company owns or has all rights necessary to use all trademarks, trade names and copyrights necessary for the conduct of its business as currently conducted, and to the best of the Shareholder's knowledge and belief, the conduct of such business does not





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       conflict with or infringe upon any trademark, trade name, trade secret or copyright of others. The Company has received no notice of any claim of infringement or other complaint that its operations conflict with or infringe upon the patents, trade names, trademarks, trade secrets or copyrights of others.

              (o) Approvals, Authorizations and Regulations. Except for the failure of the Company to qualify to do business in jurisdictions other than the State of Alabama, to the best of the Shareholder's knowledge and belief, the Company's business is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities, and neither the Company nor any officer, director, stockholder, agent or employee has violated, in any material respect, any law, ordinance, rule or regulation in connection with the Company's business. Further, the Company has not received any notice (written or otherwise) from any governmental authority asserting or investigating any alleged failure to comply with any applicable law, ordinance or regulation.

              (p) Inventory. None of the inventories of the Company are obsolete, defective or otherwise not saleable or usable in the ordinary course of business. The levels of inventories currently on hand are not in excess of or less than that necessary for the operation of the Company's business in the ordinary course of business consistent with past practices of the Company.

              (q) Guarantees, Etc. The Company has not given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person.





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              (r)    OSHA.  The Company has not received actual notice of any
       violation by the Company, and to the best of the Shareholder's knowledge and belief, the Company is not in violation of and has not been in violation of, the Occupational Safety and Health Act of 1970, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety.

              (s) Customers. The Shareholder does not have any knowledge or information or reason to believe that any of the Company's customers has ceased, or intends to cease, to acquire products or services from the Company or has reduced, or intends to materially reduce, the use of the products or services sold or leased by the Company (except for cessations or reductions in the ordinary course of business) for any reason or as a result of the transaction contemplated by this Agreement.

              (t)    Officers, Directors and Employees.  Attached hereto as
       Schedule 3(t) is a list of all officers, directors and employees of the Company. There are no amounts owed to any officer, director or employee of the Company other than as reflected in the Company's Financial Statements. Except as set forth on Schedule 3(t), no officer, director or employee of the Company, or any affiliate of the Company, owns, directly or indirectly, beneficially or otherwise, any material interest in, or is an employee, officer or director of, or a consultant, agent for or representative of, any customer, competitor or supplier of the Company.

              (u) Absence of Adverse Agreements. The Company is not a party to any instrument or agreement or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially





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       and adversely affects the business, properties, assets or condition, financial or otherwise, of the Company.

              (v) No Defaults. To the best of the Shareholder's knowledge, the Company is not in default under, nor has any event occurred which with notice or lapse of time or both, could result in a waiver (except caused by the statute of limitations) of any material right or default under, any outstanding indenture, mortgage, lease, contract or agreement to which the Company is a party or by which the Company or its assets may be bound, or under any provision of the Company's Articles of Incorporation or By-Laws (or comparable instruments). All liabilities of the Company are, and will be on the Closing Date, current and not in default.

              (w) Banks, Signatories. Schedule 3(w) is a list setting forth the name of each bank, savings and loan or other financial institution in which the Company has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

              (x) No Conflicts. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or under any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Company is a party or by which its properties may be bound, or, to the best of the Shareholder's knowledge and belief, under any law, statute or regulation.





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              (y)    Books and Records.  The books and records of the Company
       are in all material respects complete and correct and to the best of the Shareholder's knowledge and belief, have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of the Board of Directors and Shareholders of the Company.

              (z) Brokers. Neither the Company nor the Shareholder is a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against any of them, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

              (aa)   Environment and Health.

                     (i) To the best of the Shareholder's knowledge, without any independent investigation, the third party contractors retained by the Company currently handle, use, store, treat, ship and dispose of all hazardous and toxic substances, petroleum products and waste, in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations and requirements.

                     (ii) No employee of the Company has submitted a claim to the Company or any third party alleging that such employee suffers from injury or illness resulting from exposure to toxic substances, hazardous substances or manufacturing processes used in connection with the Company's business or present at the place of business of the Company.





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              (bb)   Permits, Licenses, Etc.  Except for any Material
       Permits (as hereinafter defined) which the Company would be required to obtain in order to do business in states other than Alabama, the Company has all Permits that are required in order to carry on the Company's business as presently conducted, the absence of which would have a material adverse effect on the Company (the "Material Permits"), and is not in material default of any thereof. All Material Permits are in full force and effect, and, to the best knowledge of the Shareholder, no suspension, cancellation or non-renewal of any Material Permit is threatened, nor, to the best of the Shareholder's knowledge, does there exist any basis for such suspension, cancellation or non-renewal.

              (cc) Title to Shares and Authority. The Shareholder now has and on the Closing Date will have valid title to the Shares and on the Closing Date will have full right, power and authority and due authorization to sell and transfer the Shares hereunder, and upon the delivery of and payment for the Shares the Shareholder will transfer to the Purchaser valid title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms. The Shares are the sole and separate property of the Shareholder, and his spouse has no interest, community or otherwise, in and to the Shares.

              (dd)   Disclosure.   To the best of the Shareholder's
       knowledge, neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Company or the Shareholder to Purchaser, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein





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       or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Company uniquely) known to the Shareholder which materially adversely effects or in the future can be reasonably expected to materially adversely effect the properties, business, operations or financial condition or prospects of the Company.

       4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Shareholder that:

              (a)    Organization, Standing and Authority of the Purchaser.
       The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

              (b) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

              (c) Corporate Proceedings of the Purchaser. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purchaser, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

              (d) Brokers. The Purchaser is not a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

              (e) Investment. The Shares will be acquired for investment and not with a view to distribution thereof, nor with any intention of distributing or selling or otherwise disposing of the Shares.

       5.     Additional Covenants and Agreements.

              (a) Access to Records. At all reasonable times prior to Closing, the Company shall give to the Purchaser, its counsel, accountants, and other representatives, full and free access to all the properties, books, contracts, commitments and records of the Company so that the Purchaser may have full opportunity to make such investigation as it shall desire to make of the business and affairs of the Company, provided that such investigation shall not unreasonably interfere with the operations of the Company. If this Agreement is terminated, the Purchaser, its officers, directors, employees, agents and authorized representatives shall keep confidential and shall not use in any manner any information or documents obtained from the Company, unless such information is readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Purchaser independently of any investigation of the Company, or received from a third party not under an obligation to the Company to keep such information confidential. Further, if this Agreement is terminated, the Purchaser shall immediately return to the Company any documents obtained from the Company together with all copies thereof then in the Purchaser's possession or under the Purchaser's control, and shall agree thereafter to keep the contents thereof strictly confidential.

              (b) Conduct of Business. Except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, the business of the Company will be conducted diligently and only in the ordinary course. For purposes of this Paragraph 5(b), the phrase "ordinary course" shall mean the conduct of the business of the Company in the manner which the Company conducted its business in the last twelve (12) months prior to the execution of this Agreement, following its usual accounting practices, making ordinary accruals, incurring ordinary liabilities or expenditures and making ordinary contracts and commitments.

              (c) Preservation of Goodwill. From the date hereof until the Closing Date, subject to prudent business judgment, the Shareholder will use his best efforts to preserve the business organization of the Company, to keep available to the Company the services of the officers and employees and to preserve for the Purchaser and the Company the goodwill of all suppliers, customers and others having business relations with them.

              (d) Resignations. The Shareholder agrees to deliver to the Purchaser at Closing (effective on the Closing Date) the resignations of those officers and directors of the Company as may be requested by the Purchaser.

              (e) Delivery of Materials. At the Closing, the Shareholder shall deliver to the Purchaser the minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Company.

              (f) Tax Periods Ending on or before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including, without limitation, a federal income tax return for the period ending on the date immediately preceding the Closing Date. The Purchaser and the Shareholder shall review and have the right to approve of each such tax return described in the preceding sentence prior to filing. To the extent permitted or required by applicable law, the Shareholder shall include any income, gain, loss, deduction or other tax items for such periods on his Tax Returns in a manner consistent with the all periods prior to the Closing Date.

       6. Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions unless expressly waived in writing by the Purchaser:

              (a) Representations and Covenants. All representations and warranties of the Shareholder and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the Shareholder and the Company shall have performed all agreements and covenants to be performed by the Shareholder and the Company on or prior to the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date, signed by the Shareholder and the Company, to the effect that such is the case.

              (b) Opinion of Counsel. The Purchaser shall have received the opinion of Irby & Heard, P.C., counsel for the Shareholder and the Company, dated the Closing Date, substantially in the form of Exhibit "A" attached hereto.

              (c) No Damage or Destruction. Prior to the Closing Date, there shall not have occurred any casualty to any facility, property, equipment or inventory owned or used by the Company as a result of which either the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Company, or is more than $50,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers.

              (d) No Material Adverse Changes. The Shareholder shall have delivered to the Purchaser his certificate stating that there has been no material adverse change in the business, operations, financial condition or properties of the Company since the date of the most recent Company's Financial Statements (December 31, 1997).

              (e) Absence of Litigation. No litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein.

              (f) Employment Agreement. The Shareholder shall have entered into an Employment Agreement with the Company in substantially the form of Exhibit "B" hereto.

              (g) Right of First Refusal and Put Agreement. The Purchaser and the Shareholder shall have entered into a Right of First Refusal and Put Agreement substantially in the form of Exhibit "C" hereto (the "Put Agreement").

              (h) Consents. The Shareholder and the Company shall have obtained all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement.

              (i) Southtrust Bank, N.A. Consent or Payoff. (A) Southtrust Bank, N.A. ("Southtrust") shall have consented to the transaction contemplated hereby on such terms as are satisfactory to the Purchaser, and shall have released the Shareholder as a personal guarantor of the Company's obligations to Southtrust, or (B) the Company's indebtedness to Southtrust shall have been paid in full, and the Shareholder's personal guarantee thereof shall have been released.

              (j) Due Diligence. The Purchaser's due diligence investigation of the Company as contemplated pursuant to Section 5(a) hereof shall have been completed to the satisfaction of the Purchaser.

              (k) Certified Resolutions. The Purchaser shall have received resolutions of the Board of Directors of the Company, certified by the Secretary or an Assistant Secretary of the Company, authorizing the execution, delivery and performance of this Agreement.

       7. Conditions to Obligations of the Shareholder. The obligation of the Shareholder to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions, unless expressly waived in writing by the Shareholder:

              (a) Representations and Covenants. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date and the Purchaser shall have performed all agreements and covenants to be performed by it on or prior to the Closing Date, and the Shareholder shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Purchaser, to the effect that such is the case.

              (b) Opinion of Counsel. The Shareholder shall have received the opinion of T. J. Falgout, III, General Counsel for the Purchaser, dated the Closing Date, to the effect that:

                     (i) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has corporate power to carry on its business as it is now being conducted;

                     (ii) each of this Agreement and the Put Agreement has been duly authorized, executed and delivered by the Purchaser, and (assuming valid execution and delivery by the other parties hereto or thereto) is, or will be upon such execution, the valid and binding obligation of the Purchaser in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights, and except that such counsel need not express an opinion as to whether any covenant contained herein or therein is specifically enforceable); and

                     (iii) to such counsel's knowledge, the consummation of the transactions contemplated by this Agreement and the Put Agreement will not result in the breach of or constitute a default under the

              Articles of Incorporation or By-Laws of the Purchaser, or any loan, credit or similar agreement or any court decree to which the Purchaser is a party or by which the Purchaser or its properties may be bound.

              (c) Southtrust Bank, N.A. Consent or Payoff. (A) Southtrust shall have consented to the transaction contemplated hereby on such terms as are satisfactory to the Shareholder, and shall have released the Shareholder as a personal guarantor of the Company's obligations to Southtrust, or (B) the Company's indebtedness to Southtrust shall have been paid in full, and the Shareholder's personal guarantee thereof shall have been released.

              (d) Employment Agreement. The Shareholder shall have entered into an Employment Agreement with the Company in substantially the form of Exhibit "B" hereto.

              (e) Right of First Refusal and Put Agreement. The Purchaser and the Shareholder shall have entered into the Put Agreement.

              (f) Certified Resolutions. The Shareholder shall have received resolutions of the Board of Directors of the Purchaser, certified by the Secretary or an Assistant Secretary of the Purchaser, authorizing the execution, delivery and performance of this Agreement.

       8. The Closing. The execution and delivery of this Agreement and the instruments, certificates and other documents required hereunder (the "Closing") shall take place at the offices of Irby & Heard, 317 Magnolia Avenue, Fairhope, Alabama 36533, at 10:00 a.m. local time on February 3, 1998, or at such other time and day or other location as may be mutually agreed by the Purchaser and the Shareholder. The date and time of such execution and delivery is herein called the "Closing

Date". On the Closing Date, certificates representing the Shares shall be delivered by the Shareholder against delivery of the Purchase Price pursuant to
Section 2 hereof, and Closing shall be deemed to have occurred when such deliveries have been made by the Purchaser and the Shareholder in accordance with the terms hereof.

       9.     Nature and Survival of Representations and Warranties.

              (a) Nature of Statements. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of the Shareholder or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Shareholder or the Purchaser, as the case may be.

              (b) Survival of Representations and Warranties. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, certificate or other document shall remain operative and in full force and effect, and shall survive the Closing Date and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect for a period of two (2) years after the Closing Date and, as to representations made by the Shareholder concerning or affecting any tax liability of the Company, until a date which is six (6) months after the statute of limitations has run against the Federal, state and local government; provided, however, that any such representation, warranty, covenant, agreement or undertaking as to which a bona fide claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved in accordance with the terms of this Agreement.

       10.    Indemnification by Shareholder and Related Matters.

              (a) Indemnification by Shareholder. Subject to Section 10(c) hereof, the Shareholder agrees to defend, indemnify and hold harmless the Purchaser and the Company, and their respective successors and assigns, from, against and in respect of any and all loss or damage resulting from:

                     (i) the breach by the Shareholder of any of the
              warranties, representations, covenants, agreements or undertakings contained herein;

                     (ii) any liability arising out of any and all actions,
              suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

              (b) Procedure for Making Claims. If and whenever the Purchaser desires to claim indemnification by the Shareholder pursuant to the provisions of this Section 10, the Purchaser shall promptly deliver to the Shareholder a certificate signed by the Chairman of the Board, President or Vice President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser or the Company, their successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this Section 10, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, a loss, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Shareholder shall relieve the Shareholder from liability only if he is prejudiced thereby. The Shareholder shall have the right to defend any claim by a third party at the expense of the Shareholder. The Purchaser and the Company, as the case may be, shall provide to the Shareholder prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser or the Company and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Shareholder, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Purchaser and the Company, nor enter into any settlement (except the written consent of the Purchaser and the Company) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser and the Company of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser and the Company shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

              (c) Limitation on Indemnification. The Shareholder shall not be required to indemnify the Purchaser or the Company against the matters referred to in Section 10(a) hereof (except for the obligation of the Shareholder to pay any tax liability pursuant to Section 4(f)(ii) hereof) until the Losses incurred by the Company or the Purchaser with respect to such matters exceed $20,000 in the aggregate, whereupon the Shareholder shall be required to indemnify the Purchaser and the Company with respect to all such further matters in excess of such $20,000 minimum.

       11.    Indemnification by the Purchaser and Related Matters.

              (a) Indemnification by the Purchaser. The Purchaser agrees to defend, indemnify and hold harmless the Shareholder, his respective successors, assigns and personal representatives, from, against and in respect of any and all loss or damage resulting from:

                     (i) the breach by the Purchaser of any of its warranties,
              representations, covenants, agreements or undertakings contained herein; and

                     (ii) any liability arising out of any and all actions,
              suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

              (b) Procedure for Making Claims. If and whenever the Shareholder desires to claim indemnification by the Purchaser pursuant to the provisions of this Section 11, the Shareholder shall promptly deliver to the Purchaser a certificate signed by the Shareholder (the "Notice of Claim") (i) stating that the Shareholder, his heirs, personal representatives, successors or assigns, have paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Shareholder is entitled to indemnification pursuant to this Section 11, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Purchaser shall relieve the Purchaser from liability only if it is prejudiced thereby. The Purchaser shall have the right to defend any claim by a third party at the expense of the Purchaser. The Shareholder shall provide to the Purchaser prompt and complete disclosure of all pertinent information in the possession of or available to the Shareholder and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Purchaser, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Shareholder nor enter into any settlement (except the written consent of the Shareholder) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Shareholder of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Shareholder shall have the right (but shall not be obligated) to participate in such defense through counsel of his own selection and at his own expense.

       12. Expenses. The Shareholder and the Purchaser shall pay his or its own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

       13. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (1) personally delivered to the intended recipient; (2) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (3) delivered in person to the address set forth below for the party to which the notice was given; (4) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (5) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

              (a) if to the Shareholder, to Van P. Finger, C/O Precision IBC, Incorporated, PO Box 1171, Fairhope, Alabama 36533-1171; Fax 334-990-6787;

              With a copy to Sam W. Irby, Irby & Heard, P.C., 317 Magnolia Avenue, PO Box 1031, Fairhope, Alabama 36533; Fax (334) 928-7993;

              (b) if to the Company, to Precision IBC, Incorporated, PO Box 1171, Fairhope, Alabama 36533-1171; Fax 334-990-6787;

              (c) or if to the Purchaser, to Crown Croup, Inc., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Attention: Edward
       R. McMurphy, President; Fax (972) 719-4466;

              With a copy to T. J. Falgout, III, Executive Vice President and General Counsel, Crown Croup, Inc., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Fax (972) 719-4466.

Any party hereto may designate a different address by written notice given to the other parties.

       14.    Satisfaction of Conditions; Termination.

              (a) Best Efforts to Satisfy Conditions. The Shareholder and the Company agree to use their best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof.

              (b) Termination. This Agreement may be terminated, without liability on the part of any party hereto to any other party hereto, by:

                     (i) the Purchaser, if a material default shall be made by
              the Shareholder or the Company in the observance or in the due and timely performance by the Shareholder or the Company of any of the covenants of the Shareholder or the Company herein contained, or if there shall have been a material breach by the Shareholder or the Company of any of the warranties and representations of the Shareholder or the Company herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Purchaser, or if the Closing shall not have occurred on or before February 28, 1998; or

                     (ii) the Shareholder, if a material default shall be made
              by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Shareholder, or if the Closing shall not have occurred on or before February 28, 1998.

In the event of termination by the Purchaser or the Shareholder as provided above, written notice shall forthwith be given to the other parties.

       15.    Miscellaneous.

              (a) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, the Purchaser shall have the right at any time prior to Closing to assign this Agreement to a corporation wholly owned by the Purchaser, so long as the Purchaser, by written agreement acceptable to the Shareholder, agrees to guarantee the performance by such assignee of the terms and provisions hereof. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and the heirs, executors, administrators and personal representatives of the Shareholder.

              (b) Section and Paragraph Headings. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              (c) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

              (d) Entire Agreement. This Agreement and the exhibits, Schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

              (e) Knowledge. "Best knowledge" of a natural person means actual knowledge of such natural person, and "best knowledge" of a corporate person means actual knowledge of the directors, officers and employees of such corporate person, in each case (unless otherwise specifically set forth to the contrary) after reasonable inquiry and investigation.

              (f) Public Announcements. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of the Purchaser and the Shareholder, except as may be required by law.

              (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

              (h) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND VENUE FOR ANY DISPUTE ARISING HEREUNDER SHALL BE IN DALLAS COUNTY, TEXAS, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS.

       IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.


                                           PURCHASER:

                                           CROWN GROUP, INC.


                                           By:
                                                ---------------------------
                                                  Edward R. McMurphy, President


                                           COMPANY:

                                           PRECISION IBC, INCORPORATED


                                           By:
                                                ---------------------------
                                                  Van P. Finger, President


                                           SHAREHOLDER:


                                           -------------------------------
                                           VAN P. FINGER